Exhibit 99.1
News Release

For Immediate Release
November 30, 2012

Federal Home Loan Bank of San Francisco Announces
2012 Director Election Results and Selection of New California Director

San Francisco-The Federal Home Loan Bank of San Francisco announced today the results of the 2012 board of directors election and the selection of a director to fill a vacant California member director position on the Bank's Board of Directors.

The Bank's members re-elected incumbent Robert F. Nielsen to a public interest nonmember independent director position and incumbent Melinda Guzman to another nonmember independent director position. Mr. Nielsen is president of Shelter Properties, Inc., Reno, Nevada, and Ms. Guzman is a partner with the law firm of Goldsberry, Freeman & Guzman, LLP, Sacramento, California.

The Bank's California members also elected Richard A. Heldebrant and Simone Lagomarsino as California member directors. Mr. Heldebrant is President and Chief Executive Officer of Star One Credit Union, Sunnyvale, California, and Ms. Lagomarsino is President and Chief Executive Officer of Heritage Oaks Bank, Paso Robles, California.

The positions to be held by Mr. Nielsen, Ms. Guzman, Mr. Heldebrant, and Ms. Lagomarsino each have a four-year term beginning January 1, 2013, and ending December 31, 2016.

In addition, on November 30, 2012, the Bank's Board of Directors selected Reginald Chen to fill the vacant California member director position on the Board, effective immediately. Mr. Chen is a director of Banamex USA, Century City, California. The position has a term ending December 31, 2013.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com